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Exhibit 23.1

Independent Auditors' Consent

        We consent to the incorporation by reference in the registration statements (No.'s 333-53848 and 333-104544) on Form S-8 of Harvard Bioscience Inc., and subsidiaries of our report dated May 9, 2003, with respect to the balance sheet of Genomic Instrumentation Services, Inc., as of December 31, 2002, and the related statements of operations, shareholders' deficit and cash flows for the year ended December 31, 2002, which report appears in the Form 8-K/A of Harvard Bioscience, Inc., and subsidiaries filed May 26, 2003.

/s/ KPMG LLP

San Francisco, California
May 23, 2003

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Independent Auditors' Consent